CONFIRMING STATEMENT



	This statement confirms that the undersigned, Karin
Knudsen, has authorized and designated Bonni G. Davis to execute and file on the undersigned's behalf (1) a Form ID, including any necessary amendments thereto, and any other documents necessary or appropriate to obtain codes and passwords to enable the undersigned to make electronic filings of all Forms 3, 4 and 5 (including any amendment thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Finlay Enterprises, Inc. and (2) all Forms 3, 4 and 5 (including any amendment thereto) that may be so required. The authority of Bonni G. Davis under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Finlay Enterprises, Inc., unless earlier revoked in writing. The undersigned acknowledges that Bonni G. Davis is not assuming any of undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Age of 1934.


Dated:  July 6, 2009


/s/ Karin Knudsen

Name:  Karin Knudsen